Exhibit 99.1

Preliminary Staff Assessment Released for Chula Vista Energy Upgrade Project

NEW YORK, May 1, 2008 -- MMC Energy, Inc. (NasdaqGM:MMCE - News) announced today that the Staff of the California Energy Commission has recommended licensing MMC's 100 MW natural gas-fired peaking power plant proposed for Chula Vista, San Diego County.

The California Energy Commission today released a preliminary Staff assessment (PSA) on the 100-megawatt Chula Vista Energy Upgrade Project. The PSA concludes that the proposed project could be constructed and operated without causing significant environmental impacts if certain mitigation measures are implemented.

In the PSA, the Commission Staff said that the Chula Vista Energy Upgrade Project will be in conformance with all laws, ordinances, regulations and standards, with the proposed licensing conditions. The PSA recommends to the California Energy Commissioners measures that will fully mitigate potential impacts to air quality and the environment. MMC will be required to comply with these measures if the California Energy Commission includes them in their final decision on the MMC's Application for Certification.

In developing the new project, MMC will build the two new power generating units and then will decommission and remove the existing 44.5 MW power plant that is located on the project site. The project will use General Electric's highly efficient LM6000 gas turbine engine that is designed for peaking operation. Use of the best available control technologies to limit emissions will ensure compliance with regulations of the air quality management district.

MMC expects that the new generating units will be able to start up and reach full output very quickly in order to meet peak power demand dispatch instructions from the California Independent System Operator, primarily on hot summer days when regional demand is high, and will provide reliable backup power in case of a system outage. The project will be able to generate enough power to supply approximately 60,000 homes when requested for dispatch.

Located on a 3.8-acre site, the Chula Vista Energy Upgrade Project is a short distance from a San Diego Gas & Electric Company substation where it will interconnect with the electrical grid. There will be little or no construction outside the plant site, because the necessary infrastructure, including electrical transmission, natural gas, and water lines, is present on the site.

The PSA document represents the Energy Commission Staff's initial independent assessment of the project's potential impacts in such areas as the environment and public health and safety and serves as the functional equivalent of a preliminary draft environmental impact report under the California Environmental Quality Act.

The PSA is not a decision on the proposed plant. It serves as the Staff's preliminary assessment of the environmental, engineering, and safety impacts of the proposed power plant project. After the 30-day comment period closes, the Energy Commission will respond to all comments and release its final Staff assessment (FSA). A final decision on MMC's permitting request is expected early in the fourth quarter of this year. MMC appreciates the combined efforts of the Energy Commission and Energy Commission Staff as well as the input of the public and intervenors to date and we look forward to reaching a successful permitting decision with all parties to the process.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or ``MW.''

The Company creates long-term value for its stockholders through disciplined asset acquisitions and hands-on post-acquisition asset management. The Company actively invests in electricity assets that provide essential services to key transmission-constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of upgrading two of these assets, the 100 MW MMC Chula Vista Energy Upgrade Project and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, replacing the existing 44.5 MW facilities at each site.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company's Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Important Information:

In connection with the solicitation of proxies, the Company filed with the Securities and Exchange Commission (the ``SEC'') and mailed to stockholders a definitive proxy statement dated April 11, 2008. The Proxy Statement contains important information about the Company and the 2008 annual stockholders meeting. The Company's stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from the Company by writing to Investor Relations at MMC Energy, Inc., 26 Broadway, Suite 960, New York, NY 10004; or by phone at 212-977-0900; or through the Company's website at http://www.mmcenergy.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also contact Georgeson, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free at 877-868-4967 or collect at 212-440-9800.

Contact:

MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
212) 977-0900
http://ir.mmcenergy.com/contactus.cfm

BPC Financial Marketing
Investor Contact:
John Baldissera
800) 368-1217